EXECUTION VERSION

Exhibit 2.6

TRADEMARK LICENSE AGREEMENT

by and between

HONEYWELL INTERNATIONAL INC.

and

GARRETT TRANSPORTATION SYSTEMS INC.

Dated as of                 , 2018

TRADEMARK LICENSE AGREEMENT, dated as of                     , 2018 (this “Agreement”), by and between HONEYWELL INTERNATIONAL INC., a Delaware corporation (“Licensor”), and GARRETT TRANSPORTATION SYSTEMS INC., a Delaware corporation (“Licensee”).

RECITALS

WHEREAS, in connection with the contemplated Spin-Off of Licensee and concurrently with the execution of this Agreement, Licensor and Licensee are entering into a Separation and Distribution Agreement (the “Separation Agreement”);

WHEREAS, Licensor is the owner of the Licensed Trademarks; and

WHEREAS, Licensee desires to acquire a license to use the Licensed Trademarks for a transitional basis, and Licensor is willing to grant such license pursuant to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01. Definitions. As used in this Agreement, the following terms have the meanings set forth below. Capitalized terms used, but not defined in this Agreement shall have the meanings ascribed to such terms in the Separation Agreement.

“Domain Names” means Internet domain names, including top level domain names and global top level domain names, URLs, social media identifiers, handles and tags.

“Enforcement Action” has the meaning set forth in Section 2.02(b).

“Existing Products” means the inventory of those Licensed Products existing as of the date hereof and included in the SpinCo Assets.

“Licensed Products” means each type of product manufactured, assembled, sold or distributed by the SpinCo Business as of the date hereof that contains, bears, displays or uses any Licensed Trademarks.

“Licensed Trademarks” shall mean the Trademarks set forth in Schedule A.

“New Products” means Licensed Products manufactured and assembled by Licensee after the date hereof and in accordance with this Agreement.

“Packaging” means, with respect to any Licensed Products, containers, product tags, product literature, labels, packaging or other similar materials that contain, bear, display or use any Licensed Trademarks in accordance with this Agreement.

“Party” means either party hereto, and “Parties” means both parties hereto.

“Term” has the meaning set forth in Section 8.01.

“Trademark Guidelines” has the meaning set forth in Section 5.02(b).

“Trademarks” means trademarks, service marks, trade names, logos, slogans, trade dress or other source identifiers, including any registration or any application for registration therefor, together with all goodwill associated therewith.

ARTICLE II

GRANT

Section 2.01. Licenses. Subject to the terms and conditions of this Agreement, Licensor hereby grants, and agrees to cause the members of the Honeywell Group to hereby grant, to Licensee and the members of the SpinCo Group the following fully paid-up, royalty free, non-sublicensable (except as permitted by Section 2.02), non-assignable and non-transferable, non-exclusive, worldwide licenses to use the Licensed Trademarks:

(a) Products and Packaging:

(i) for a period of twelve (12) months following the Distribution Date, in connection with using equipment and tooling included in the SpinCo Assets for the manufacture and assembly of New Products and Packaging therefor;

(ii) for a period of eighteen (18) months following the Distribution Date, in connection with the sale or distribution of Existing Products and New Products and Packaging therefor; provided, that Licensee shall promptly arrange for the destruction of any such Existing Products and New Products, as applicable, that remain unsold following such eighteen (18) month period;

provided, that, the time periods set forth in each case of the foregoing clauses (i) – (ii) shall be extended for such additional period of time, not to exceed six (6) months, as may be required to obtain any license, permit, consent, approval or authorization from an applicable Governmental Authority that is required to cease using the Licensed Trademarks on any Licensed Products or Packaging therefor in connection with the import or export thereof; provided, further, that Licensee uses, and causes the members of the SpinCo Group to use, commercially reasonable efforts to obtain any such license, permit, consent, approval or authorization as soon as reasonably practicable after the Distribution Date;

(b) Building Signage: for a period of six (6) months following the Distribution Date, in connection with external building signage that contains, bears, displays or uses any Licensed Trademark; provided, that, such six (6) month period shall be extended for such additional period of time as may be required to obtain any license, permit, consent, approval or authorization from an applicable Governmental Authority or building landlord that is required to remove the Licensed Trademarks from any such external building signage, provided, further, that Licensee uses, and causes the members of the SpinCo Group to use, commercially reasonable efforts to obtain any such license, permit, consent, approval or authorization as soon as reasonably practicable after the Distribution Date; and

(c) Other Uses: for a period of six (6) months following the Distribution Date, in connection with continuing the use of any other SpinCo Assets, not addressed in the foregoing clauses (a) or (b), that contain, bear, display or use any Licensed Trademark as of the date hereof, including product literature, store displays, billboards, advertisements, vehicle and equipment markings, stationary, sales literature, purchase orders, forms, business cards, invoices, contracts or on letterhead and other media;

provided, further, that, in each case of the foregoing clauses (a) – (c) of this Section 2.01, all such uses shall be in a manner consistent with the operation of the SpinCo Business immediately prior to the Distribution Date.

Section 2.02. Dealers, Distributors and Other Service Providers.

(a) Sublicense Rights. The licenses granted to Licensee in Section 2.01(a) and Section 2.01(c) include the right to grant sublicenses to dealers, distributors and other service providers of Licensee and the SpinCo Group in the ordinary course of business (collectively, “SpinCo Dealers”); provided, that Licensee uses commercially reasonable efforts to ensure that the terms of any sublicense are consistent with the terms of this Agreement and that any such sublicensee complies with such sublicense. Without limiting the foregoing, Licensee shall use commercially reasonable efforts to cause all SpinCo Dealers to cease any and all use of the Licensed Trademarks after the applicable time periods set forth in this Agreement.

(b) Enforcement Rights. Without limiting Section 2.02(a), Licensor shall have the right to enforce and protect the Licensed Trademarks against any failure by or on behalf of a SpinCo Dealer to cease use of the Licensed Trademarks after the applicable time periods set forth in or to otherwise comply with this Agreement by any means, including any legal proceeding or other enforcement action (each, an “Enforcement Action”). With respect to any then-current SpinCo Dealer, Licensee shall reimburse Licensor for all costs and expenses incurred by or on behalf of Licensor in connection with such Enforcement Action, and with respect to any former SpinCo Dealer, such Enforcement Action shall be at Licensor’s expense. Licensee shall provide reasonable assistance to Licensor in connection with any Enforcement Action; provided, that, with respect to any former SpinCo Dealer, such assistance shall be at Licensor’s expense.

Section 2.03. Efforts to Remove. Notwithstanding the rights set forth in this Article II, Licensee shall use commercially reasonable efforts to remove and cease using, and shall cause each member of the SpinCo Group to use commercially reasonable efforts to remove and cease using, any Licensed Trademarks that prominently appear on any publicly available or promotional materials used by any member of the SpinCo Group or their Affiliates within the SpinCo Business as soon as reasonably practical following the Distribution Date.

Section 2.04. Records. Notwithstanding anything in this Agreement to the contrary, and without limiting the rights otherwise granted in this Article II the SpinCo Group shall have the right, at all times before, during and after the Distribution Date, to retain records and other historical or archived documents containing or referencing the Licensed Trademarks.

Section 2.05. No Implied Licenses. Nothing contained in this Agreement shall be construed as conferring any rights (including the right to sublicense) by implication, estoppel or otherwise, under any Intellectual Property Rights, other than as expressly granted in this Agreement, and all other rights under any Intellectual Property Rights licensed to a Party or the members of its Group hereunder are expressly reserved by the Party granting the license. Licensee shall not, and shall cause members of the SpinCo Group not to, use the Licensed Trademarks except as set forth in this Agreement. All goodwill generated by Licensee’s and the SpinCo Group’s use of the Licensed Marks inures solely to the benefit of Licensor.

ARTICLE III

RESTRICTIONS

Section 3.01. Restrictions on Use. Except as expressly permitted in this Agreement, Licensee shall not, and agrees to cause the members of the SpinCo Group and to use commercially reasonable efforts to cause any SpinCo Dealers not to:

(a) use any of the Licensed Trademarks in a way that would reasonably be expected to (i) tarnish, degrade, disparage or reflect adversely on a Licensed Trademark or Licensor’s or any member of the Honeywell Group’s business or reputation, (ii) dilute or otherwise harm the value, reputation or distinctiveness of or Licensor’s goodwill used in connection with or symbolized by any Licensed Trademark or (iii) invalidate or cause the cancellation or abandonment of any Licensed Trademark; or

(b) adopt, use, register or file applications to register, acquire or otherwise obtain, in any jurisdiction, any Trademark or Domain Name that consists of, incorporates or is confusingly similar to or dilutive of, or is a variation, derivation or modification of, any Licensed Trademark.

ARTICLE IV

OWNERSHIP

Section 4.01. Ownership. Licensee acknowledges that the Licensed Trademarks are the exclusive and sole property of Licensor, and Licensee agrees that it will not contest Licensor’s ownership or validity of the Licensed Trademarks. Nothing in this Agreement shall confer in Licensee any right of ownership in any Licensed Trademarks, and Licensee shall not make any representation to that effect or use the Licensed Trademarks in a manner that suggests that such rights are conferred.

Section 4.02. No Obligation to Prosecute or Maintain Trademarks. Neither Licensor nor any member of the Honeywell Group shall have any obligation to seek, perfect or maintain any protection for any of the Licensed Trademarks. Without limiting the generality of the foregoing, except as expressly set forth in this Agreement, neither Licensor nor any member of the Honeywell Group shall have any obligation to file any Trademark application, to prosecute any Trademark or secure any Trademark rights or to maintain any Trademark in force.

ARTICLE V

QUALITY CONTROL

Section 5.01. Samples. Licensee agrees, upon Licensor’s reasonable request, to furnish to Licensor representative samples of marketing materials used, distributed, sold or otherwise disposed of by Licensee that include or refer to the Licensed Trademarks. Licensee shall manufacture, assemble and distribute the Licensed Products according to standards that are, and a level of quality that is either (i) substantially the same as the standards and quality of the SpinCo Business as of immediately prior to the Distribution, or (ii) approved in writing by Licensor prior to the manufacture, assembly or distribution of the Licensed Products.

Section 5.02. Conditions Applicable to the Appearance of the Licensed Trademarks.

(a) Licensee agrees to comply with the rules set forth on Schedule B (“Trademark Guidelines”) with respect to the appearance and manner of use of the Licensed Trademarks, as such rules may be amended by Licensor from time to time in Licensor’s sole discretion. It being understood and agreed that such rules shall be consistent with the rules set forth as of immediately prior to the Distribution Date. Licensor agrees to notify Licensee in writing of any changes to the Trademark Guidelines. Licensee’s and the SpinCo Group’s obligation to comply with revised Trademark Guidelines shall be prospective from the date of notification of any such changes thereto, and Licensee shall not be required to modify any materials complying with the prior guidelines that were distributed, sold or otherwise disposed of prior to such notification. Any changes to any form of use of the Licensed Trademarks not specifically provided for pursuant to the Trademark Guidelines shall be adopted by Licensee only upon prior approval in writing by Licensor.

(b) Prior to any use of any Licensed Trademark that would be materially different from the uses made prior to the Distribution Date, Licensee shall submit samples of any such use of the Licensed Trademarks to Licensor for approval. Such samples shall be sent to:                      (by email to                     ). Such approval by Licensor shall not be unreasonably withheld, conditioned or delayed.

Section 5.03. Protection of Licensed Trademarks.

(a) Licensee shall take reasonable steps to avoid endangering the validity of the Licensed Trademarks, including compliance with the applicable laws and regulations in all countries where New Products are manufactured, assembled or distributed. Licensee shall execute registered user agreements and similar documents required by Licensor to protect or enhance Licensor’s title and rights in the Licensed Trademarks. Except as otherwise provided in this Agreement, Licensee shall be responsible for all out-of-pocket costs and expenses incurred in connection with obtaining and maintaining trademark registrations where such registrations would not have been applied for or maintained in the absence of Licensee’s activities under this Agreement, recording this Agreement and obtaining the entry of Licensee as a registered or authorized user of the Licensed Trademarks.

(b) In the event that Licensee learns of any infringement or threatened infringement of the Licensed Trademarks or any passing-off or that any third party alleges or claims to Licensee that the Licensed Trademarks are liable to cause deception or confusion to the public, or are liable to dilute or infringe any right, Licensee shall as promptly as reasonably practicable notify Licensor or its authorized representative giving particulars thereof. Licensor may elect to pursue such claims and any such proceedings shall be at the sole expense of Licensor and any recoveries shall be solely for the benefit of Licensor. Nothing herein, however, shall be deemed to require Licensor to enforce the Licensed Trademarks against others.

(c) In the performance of this Agreement, each Party shall comply with all applicable Laws regarding Intellectual Property Rights, and those Laws particularly pertaining to the proper use and designation of Trademarks. Should either Party be or become aware of any applicable Laws regarding Intellectual Property Rights that are inconsistent with the provisions of this Agreement, it shall as promptly as reasonably practicable notify the other Party of such inconsistency.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

Section 6.01. Mutual Representations and Warranties. Licensor represents on behalf of itself and each other member of the Honeywell Group, and Licensee represents on behalf of itself and each other member of the SpinCo Group, as follows:

(a) it has the requisite corporate or other power and authority and has taken all corporate or other action necessary in order to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby; and

(b) this Agreement has been duly executed and delivered by it and constitutes, or will constitute, a valid and binding agreement of it enforceable in accordance with the terms thereof.

Section 6.02. Disclaimer of Other Representations and Warranties. Licensee (on behalf of itself and each other member of the SpinCo Group) understands and agrees that, except as expressly set forth in this Agreement, Licensor is not representing or warranting in any way, including any implied warranties of merchantability, fitness for a particular purpose, title, registerability, allowability, enforceability or non-infringement, as to any Licensed Trademarks licensed hereby, as to the sufficiency of the Licensed Trademarks licensed hereby for the conduct and operations of the SpinCo Business, as to the value or freedom from any Security Interests of, or any other matter concerning, any Licensed Trademarks, or as to the absence of any defenses or rights of setoff or freedom from counterclaim with respect to any claim or other Intellectual Property Right of Licensor. Except as may expressly be set forth herein, the Licensed Trademarks are being licensed on an “as is,” “where is” basis and the respective transferees shall bear the economic and legal risks related to the use of the Licensed Trademarks in connection with the SpinCo Business.

ARTICLE VII

INDEMNIFICATION

Section 7.01. Indemnification by Licensee. Licensee shall indemnify, defend and hold harmless the Honeywell Indemnitees from and against any and all Liabilities of the Honeywell Indemnitees relating to, arising out of or resulting from (i) Licensee’s breach of this Agreement or (ii) the SpinCo Group’s use or exploitation of the Licensed Trademarks, except to the extent the claim relates to a matter for which Licensor is obligated to indemnify any Licensee Indemnitee under Section 7.02 of this Agreement.

Section 7.02. Indemnification by Licensor. Licensor shall indemnify, defend and hold harmless the SpinCo Indemnitees from and against any and all Liabilities of the SpinCo Indemnitees to the extent that it is based upon (i) any third-party claim that Licensee’s or the SpinCo Group’s use of the Licensed Trademarks in accordance with this Agreement infringes or dilutes such third party’s Trademarks, or (ii) Licensor’s breach of this Agreement.

Section 7.03. Limitation on Liability. Except as may expressly be set forth in this Agreement, none of Licensor, Licensee or any other member of either Group shall in any event have any Liability to the other or to any other member of the other’s Group, or to any other Honeywell Indemnitee or SpinCo Indemnitee, as applicable, under this Agreement for any indirect, special, punitive or consequential damages, whether or not caused by or resulting from negligence or breach of obligations hereunder and whether or not informed of the possibility of the existence of such damages; provided, however, that the provisions of this Section 7.03 shall not limit an Indemnifying Party’s indemnification obligations hereunder with respect to any Liability any Indemnitee may have to any third party not affiliated with any member of the Honeywell Group or the SpinCo Group for any indirect, special, punitive or consequential damages.

ARTICLE VIII

TERM AND TERMINATION

Section 8.01. Term. The term of this Agreement shall begin as of the Distribution Date and shall expire on the expiration of last of the periods set forth above in Section 2.01 (the “Term”).

Section 8.02. Effect of Expiration. Upon the expiration of this Agreement, Licensee shall, and shall cause the SpinCo Group to, immediately discontinue and cease all use of the Licensed Trademarks. After the expiration of the Term, Licensee and the SpinCo Group shall no longer have the right to use the Licensed Trademarks.

Section 8.03. Survival. Notwithstanding anything in this Agreement to the contrary, Article I, Article VII and Article IX shall survive the expiration or any termination of this Agreement.

ARTICLE IX

MISCELLANEOUS

Section 9.01. No Assignment Or Transfer Without Consent. Except as expressly set forth in this Agreement, neither this Agreement nor any of the rights, interests or obligations under this Agreement, including the licenses granted pursuant to this Agreement, shall be assigned, in whole or in part, by operation of Law or otherwise by either Party without the prior written consent of the other Party. Any purported assignment without such consent shall be void. Notwithstanding the foregoing, Licensor may assign this Agreement without prior written consent, in whole or in part, (a) in connection with (i) a merger transaction in which Licensor is not the surviving entity and the surviving entity acquires or assumes all or substantially all of Licensor’s assets, or (ii) the sale of all or substantially all of Licensor’s assets, or (b) to Licensor’s Affiliates; provided, however, that the assignee or successor-in-interest expressly assumes in writing all of the obligations of Licensor under this Agreement, and Licensor provides written notice and evidence of such assignment, assumption or succession to Licensee. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns. No assignment permitted by this Section 9.01 shall release the assigning Party from liability for full performance of its obligations under this Agreement.

Section 9.02. Counterparts; Entire Agreement; Corporate Power.

(a) This Agreement may be executed in one or more counterparts, all of which counterparts shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each Party and delivered to the other Party. This Agreement may be executed by facsimile or PDF signature and scanned and exchanged by electronic mail, and such facsimile or PDF signature or scanned and exchanged copies shall constitute an original for all purposes.

(b) This Agreement and the Schedules hereto contain the entire agreement between the Parties with respect to the subject matter hereof and supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter, and there are no agreements or understandings between the Parties with respect to the subject matter hereof other than those set forth or referred to herein or therein.

(c) Honeywell represents on behalf of itself and each other member of the Honeywell Group, and SpinCo represents on behalf of itself and each other member of the SpinCo Group, as follows:

(i) each such Person has the requisite corporate or other power and authority and has taken all corporate or other action necessary in order to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby; and

(ii) this Agreement has been duly executed and delivered by it and constitutes, or will constitute, a valid and binding agreement of it enforceable in accordance with the terms thereof.

Section 9.03. Dispute Resolution. In the event that either Party, acting reasonably, forms the view that another Party has caused a material breach of the terms of this Agreement, then the Party that forms such a view shall serve written notice of the alleged breach on the other Parties and the Parties shall work together in good faith to resolve any such alleged breach within thirty (30) days of such notice (a “Dispute”). If any such alleged breach is not so resolved, then a senior executive of each Party shall, in good faith, attempt to resolve any such alleged breach within the following thirty (30) days of the referral of the matter to the senior executives. If no resolution is reached with respect to any such alleged breach in accordance with the procedures contained in this Section 9.03, then the Parties may seek to resolve such matter in accordance with Section 9.04, Section 9.05 and Section 9.07

Section 9.04. Governing Law; Jurisdiction. Any disputes arising out of or relating to this Agreement, including to its execution, performance or enforcement, shall be governed by, and construed in accordance with, the Laws of the State of New York, regardless of the Laws that might otherwise govern under applicable principles of conflicts of Laws thereof. Each Party irrevocably consents to the exclusive jurisdiction, forum and venue of any state or federal court sitting in New York City in the State of New York over any and all claims, disputes, controversies or disagreements between the Parties or any of their respective Affiliates, successors and assigns under or related to this Agreement or any of the transactions contemplated hereby, including their execution, performance or enforcement, whether in contract, tort or otherwise. Each of the Parties hereby agrees that it shall not assert and shall hereby waive any claim or right or defense that it is not subject to the jurisdiction of such courts, that the venue is improper, that the forum is inconvenient or any similar objection, claim or argument. Each Party agrees that a final judgment in any legal proceeding resolved in accordance with this Section 9.04, Section 9.05, Section 9.06 and Section 9.07 shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

Section 9.05. Waiver of Jury Trial. EACH PARTY HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY INCLUDING THEIR EXECUTION, PERFORMANCE OR ENFORCEMENT, WHETHER IN CONTRACT, TORT OR OTHERWISE. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS (INCLUDING NEGLIGENCE), BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THIS SECTION HAS BEEN FULLY DISCUSSED BY EACH OF THE PARTIES AND THESE PROVISIONS WILL NOT BE SUBJECT TO ANY EXCEPTIONS.

Section 9.06. Court-Ordered Interim Relief. In accordance with Section 9.05 and this Section 9.06, at any time after giving notice of a Dispute, each Party shall be entitled to interim measures of protection duly granted by a court of competent jurisdiction: (1) to preserve the status quo pending resolution of the Dispute; (2) to prevent the destruction or loss of documents and other information or things relating to the Dispute; or (3) to prevent the transfer, disposition or hiding of assets. Any such interim measure (or a request therefor to a court of competent jurisdiction) shall not be deemed incompatible with the provisions of Section 9.03, Section 9.04 and Section 9.05. Until such Dispute is resolved in accordance with Section 11.02 or final judgment is rendered in accordance with Section 9.04 and Section 9.05, each Party agrees that such Party shall continue to perform its obligations under this Agreement and that such obligations shall not be subject to any defense or set-off, counterclaim, recoupment or termination.

Section 9.07. Specific Performance. Subject to Section 9.03 and Section 9.07, in the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the affected Party shall have the right to specific performance and injunctive or other equitable relief of its rights under this Agreement, in addition to any and all other rights and remedies at Law or in equity, and all such rights and remedies shall be cumulative. The other Party shall not oppose the granting of such relief on the basis that money damages are an adequate remedy. The Parties agree that the remedies at Law for any breach or threatened breach hereof, including monetary damages, are inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at Law would be adequate is waived. Any requirements for the securing or posting of any bond with such remedy are waived.

Section 9.08. Third-Party Beneficiaries. Except as otherwise expressly set forth herein or as otherwise may be provided in the Separation Agreement with respect to the rights of any Honeywell Indemnitee or SpinCo Indemnitee, (a) the provisions of this Agreement are solely for the benefit of the Parties hereto and are not intended to confer upon any Person except the Parties hereto any rights or remedies hereunder and (b) there are no third-party beneficiaries of this Agreement and this Agreement shall not provide any third person with any remedy, claim, liability, reimbursement, cause of action or other right in excess of those existing without reference to this Agreement.

Section 9.09. Notices. All notices or other communications under this Agreement shall be in writing and shall be deemed to be duly given when (a) delivered in person, (b) on the date received, if sent by a nationally recognized delivery or courier service or (c) upon the earlier of confirmed receipt or the fifth (5th) business day following the date of mailing if sent by registered or certified mail, return receipt requested, postage prepaid and addressed as follows:

If to Licensor, to:

Honeywell International Inc.

115 Tabor Road

Morris Plains, NJ 07950

Attn:

email:

with a copy to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019-6064

Attn:	Scott A. Barshay
Steven J. Williams
email:	sbarshay@paulweiss.com
swilliams@paulweiss.com

Facsimile: 212-492-0040

If to Licensee, to:

Garrett Motion Inc.

Attn:

email:

with a copy to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019-6064

Attn:	Scott A. Barshay
Steven J. Williams
email:	sbarshay@paulweiss.com
swilliams@paulweiss.com

Facsimile: 212-492-0040

Either Party may, by notice to the other Party, change the address to which such notices are to be given. Each Party agrees that nothing in this Agreement shall affect the other Party’s right to serve process in any other manner permitted by Law (including pursuant to the rules for foreign service of process authorized by the Hague Convention).

Section 9.10. Severability. If any provision of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either Party. Upon any such determination, any such provision, to the extent determined to be invalid, void or unenforceable, shall be deemed replaced by a provision that such court determines is valid and enforceable and that comes closest to expressing the intention of the invalid, void or unenforceable provision.

Section 9.11. Expenses. Except as otherwise expressly provided in this Agreement, each Party agrees that it shall be responsible for its own expenses incurred in conjunction with any activities under this Agreement.

Section 9.12. Headings. The article, section and paragraph headings contained in this Agreement, including in the table of contents of this Agreement, are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 9.13. Survival of Covenants. Except as expressly set forth in this Agreement, the covenants in this Agreement and the Liabilities for the breach of any obligations in this Agreement shall survive the Spin-Off and shall remain in full force and effect.

Section 9.14. Waivers of Default. No failure or delay of any Party (or the applicable member of its Group) in exercising any right or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. Waiver by any Party of any default by the other Party of any provision of this Agreement shall not be deemed a waiver by the waiving Party of any subsequent or other default.

Section 9.15. Amendments. No provisions of this Agreement shall be deemed waived, amended, supplemented or modified by any Party, unless such waiver, amendment, supplement or modification is in writing and signed by the authorized representative of each Party.

Section 9.16. Interpretation. Words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires. The terms “hereof,” “herein,” “herewith” and words of similar import, unless otherwise stated, shall be construed to refer to this Agreement as a whole (including all of the schedules hereto) and not to any particular provision of this Agreement. Article, Section or Schedule references are to the articles, sections and schedules of or to this Agreement unless otherwise specified. Any capitalized terms used in any Schedule to this Agreement but not otherwise defined therein shall have the meaning as defined in this Agreement. Any definition of or reference to any agreement, instrument or other document herein (including any reference herein to this Agreement) shall, unless otherwise stated, be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth therein, including in Section 9.14 above). The word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless the context otherwise requires or unless otherwise specified. The word “or” shall not be exclusive. All references to “$” or dollar amounts are to lawful currency of the United States of America. In the event that an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring either Party by virtue of the authorship of any provisions hereof.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the Parties have caused this Trademark License Agreement to be executed by their duly authorized representatives.

HONEYWELL INTERNATIONAL INC.

By:
Name:
Title:

GARRETT TRANSPORTATION SYSTEMS INC.

By:
Name:
Title:

[Signature Page to Trademark Agreement]